SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

March 30, 2004

ILLINOIS POWER COMPANY

(Exact name of registrant as specified in its charter)

Illinois	1-3004	37-0344645
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

500 South 27th Street

Decatur, Illinois 62521

(Address of principal executive offices including Zip Code)

(217) 424-6600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events

Illinois Power Company (“Illinois Power”), an indirect, wholly owned subsidiary of Dynegy Inc. (“Dynegy”), and Dynegy Midwest Generation, Inc., another indirect, wholly owned subsidiary of Dynegy (“DMG”), are parties to a power purchase agreement (the “Current PPA”) pursuant to which DMG provides to Illinois Power approximately 70% of the capacity required to serve Illinois Power’s customers. The Current PPA, which is scheduled to expire by its terms on December 31, 2004, would have been automatically renewed for an additional year if neither party had delivered a notice of termination nine months prior to December 31, 2004. DMG delivered a notice of termination of the Current PPA in accordance with its terms to Illinois Power on March 30, 2004; accordingly, the Current PPA will terminate on December 31, 2004.

As previously disclosed in the context of the pending sale of Illinois Power to Ameren Corporation (the “Pending Sale”), Dynegy Power Marketing, Inc., another indirect, wholly owned Dynegy subsidiary (“DYPM”), has agreed, conditioned on the closing of the Pending Sale, to sell 2,800 megawatts of capacity and up to 11.5 million megawatt-hours of energy to Illinois Power at fixed prices for two years, beginning on the later of January 1, 2005 and the closing of the Pending Sale. DYPM also agreed to sell 300 megawatts of capacity in 2005 and 150 megawatts of capacity in 2006 to Illinois Power at a fixed price with an option to purchase energy at market-based prices (collectively, the “Ameren PPA”).

In the event the Pending Sale does not close before the end of 2004, DYPM and Illinois Power will enter into an interim power purchase agreement (the “Interim PPA”). The Interim PPA was filed with the Federal Energy Regulatory Commission on April 2, 2004. It would take effect once regulatory approval is obtained and only if the Pending Sale is not completed by December 31, 2004, and would remain in effect only until the earlier of the closing of the Pending Sale or December 31, 2006, which latter date coincides with the expiration of the retail electric rate freeze in the State of Illinois. The Interim PPA, which would provide for capacity and energy to serve Illinois Power’s customers through 2006 if the Pending Sale is not consummated, contains terms and conditions, including pricing terms, substantially similar to those contained in the Ameren PPA.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements: Not applicable

(b) Pro Forma Financial Information: Not applicable

(c) Exhibits: None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ILLINOIS POWER COMPANY (Registrant)

Dated: April 2, 2004	By:	/s/ J. KEVIN BLODGETT

	Name: Title:	J. Kevin Blodgett Assistant Secretary